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EXHIBIT 3.0
                          CERTIFICATE OF INCORPORATION
                                       OF
                                800 PET.COM, INC.

                                   ----------

         Under Section 402 of the Business Corporation Law

         The undersigned, being a natural person of at lest 18 years of age and acting as the incorporator of the corporation hereby being formed under the Business Corporation Law, certifies that:

         FIRST:   The name of the corporation is 800 Pet.Com, Inc.

         SECOND: The corporation is formed for the following purpose or purposes:

         To engage in any lawful act or activity for which corporation may be organized under the Business Corporation Law, provided that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.

         THIRD:   The office of the corporation is to be located in the County of Suffolk, State of New York.

         FOURTH: The total number of shares of stock which the corporation shall have authority to issue is twenty-one million (21,000,000), of which twenty million (20,000,000) shares of the par value of one mil ($.001) each, amounting in the aggregate to twenty thousand ($20,000), shall be common stock and of which one million (1,000,000) shares of the par value of one mil ($.001) each, amounting in the aggregate to one thousand ($1,000), shall be preferred stock.

                  The voting powers, designations, preferences and relative, participating optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the preferred stock, in one or more series, shall be fixed by one or more resolutions providing for the issue of such stock adopted by the Corporation's board of directors, in accordance with the provisions of Section 502 of the Business Corporation Law of New York and the board of directors is expressly vested with authority to adopt one or more such resolutions.

         FIFTH:   The Secretary of State is designated as the agent of the
corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon it is: c/o Lester Morse P.C., 111 Great Neck Road, Suite 420, Great Neck, NY 11021.



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         SIXTH:   The duration of the corporation shall be perpetual.

         SEVENTH: The corporation shall, to the fullest extent permitted by
Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the corporation.

         EIGHTH: The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of
Section 402 of the Business Corporation Law, as the same may be amended and supplemented.

         NINTH: Whenever under the provisions of the Business Corporation Law shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with the provisions of Section 615 of the Business Corporation Law.



Signed on November 30, 1999

                                         ------------------------------------
                                               Lester Morse, Incorporator
                                               111 Great Neck Road
                                               Suite 420
                                               Great Neck, NY  11021